U.S. SHIPPING PARTNERS L.P. REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS; AGREES TO ISSUE ADDITIONAL EQUITY SECURITIES

Edison, NJ, August 7, 2006 – U.S. Shipping Partners L.P. (NYSE: USS) today reported results of operations for its second quarter and six months ended June 30, 2006.  The Partnership also announced that the Board of Directors of its general partner declared a distribution of $0.45 per unit in respect of the second quarter, or $1.80 per unit annualized.  The distribution will be payable on August 15, 2006 to unitholders of record on August 10, 2006.

Revenues were $37.8 million for the three months ended June 30, 2006, an increase of $4.0 million, or 12%, from revenues of $33.8 million for the three months ended June 30, 2005. Net income for the three months ended June 30, 2006 was $3.0 million, a decrease of $2.9 million, or 50%, compared to net income of $5.9 million for the three months ended June 30, 2005.  Revenues were positively impacted due to the addition of two vessels, the Houston and the Sea Venture, which were placed in service in October 2005 and June 2006, respectively.  The decrease in net income was due primarily to a reduction in operating income relating to the scheduled drydockings of two vessels in 2006 and increased amortization expense relating to the scheduled drydockings of two vessels in the fourth quarter of 2005.  Increases in interest expense due to increased borrowings and higher interest rates and in the provision for income taxes also contributed to the decrease in net income.

EBITDA was $12.4 million for the three months ended June 30, 2006, a decrease of $0.7 million, or 5%, from EBITDA of $13.1 million for the three months ended June 30, 2005. Increased EBITDA contributed by the Houston was offset by fixed operating expenses, such as crew salaries and insurance, incurred on our vessels in drydock and the impact of expenses associated with the addition of crew members to each ITB vessel beginning in January 2006 pursuant to Coast Guard regulations. Additionally, the three months ended June 30, 2006 reflected increased general and administrative expenses of $0.6 million, relating to increased professional fees and additional expenses necessary to accommodate the growth of our business. EBITDA is a non-GAAP measure explained in greater detail below under “Use of Non-GAAP Financial Information”.

Revenues were $74.8 million for the six months ended June 30, 2006, an increase of $8.0 million, or 12%, from revenues of $66.8 million for the six months ended June 30, 2005. Increased revenues were due primarily to the addition of the Houston and the Sea Venture.

For the six months ended June 30, 2006, the Partnership reported net income of $7.2 million, a decrease of $5.4 million, or 43%, compared to $12.5 million for the six months ended June 30, 2005. The decrease is primarily attributable to the scheduled drydockings of the Groton and the Charleston, combined with an increase in amortization expense relating to the scheduled drydockings of the New York and the Jacksonville and an increase in general and administrative expenses relating to increased professional fees and additional expenses necessary to accommodate the growth of our business.

Distributable cash flow for the three months ended June 30, 2006 was $5.4 million, or approximately .85 times the amount needed to cover the cash distribution of $6.3 million declared in respect of the period (excluding $2.0 million for the distribution on equity shares expected to be issued in August 2006 to finance construction of new vessels). Distributable cash flow for the six months ended June 30, 2006 was $13.4 million, or approximately 1.06 times the amount needed to cover the cash distribution of $12.7 million declared in respect of the period (excluding $2.0 million for the distribution on equity shares expected to be issued in August 2006 to finance construction of new vessels). Distributable cash flow is a non-GAAP financial measure explained in greater detail below under “Use of Non-GAAP Financial Information.”

Paul Gridley, Chairman and CEO, stated, “Market demand returned to normal levels as refining capacity in the U.S. Gulf returned to full utilization during the second quarter. We are generally pleased with our second quarter earnings, which reflect scheduled drydock days for the Groton and the Charleston.”

The Partnership also reported that on August 4, 2006 it had entered into an agreement to issue and sell approximately 1.3 million common units at a price per unit of $18.34 and approximately 3.1 million class B units at a price per unit of $17.12 to third party investors. The class B units are subordinated to the Partnership’s common units, but senior to the Partnership’s outstanding subordinated units and, if approved by unitholders, will be converted into common units of the Partnership. If conversion of the class B units is not approved by the common unitholders within 180 days, the minimum quarterly distribution on the class B units will be increased to $0.5175, compared to the minimum quarterly distribution on the Partnership’s common units of $0.45. The class B units will vote as a single class with the common units, except that they shall be entitled to vote as a separate class on any matter that adversely affects their rights or preferences. The closing of the sale of the equity is subject to customary closing conditions.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the common units nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  The equity securities being offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Earnings Conference Call
We have scheduled a conference call for August 7, 2006 at 4:00 pm Eastern Time, to review our second quarter results.  Dial-in information for this call is 1-866-831-6224 (Domestic) and 1-617-213-8853 (International).  The participant passcode is 65089921.  The conference call can also be accessed by webcast, which will be available at www.usslp.com.

About U.S. Shipping Partners L.P.
U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, in the U.S. domestic “coastwise” trade.  U.S. Shipping Partners L.P. is also involved in the coastwise transportation of petrochemical and commodity chemical products.  For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

Use of Non-GAAP Financial Information
U.S. Shipping Partners L.P. reports its financial results in accordance with generally accepted accounting principles.  However, we also present certain non-GAAP financial measures, such as EBITDA and distributable cash flow, which we use in our business.

EBITDA is used as a supplemental financial measure by management and by external users (including our lenders) of our financial statements to assess (a) the financial performance of our assets, and our ability to generate cash sufficient to pay interest on our indebtedness and make distributions to partners, (b) our operating performance and return on invested capital as compared to other companies in our industry, and (c) our compliance with certain financial covenants in our debt agreements.  The calculation of EBITDA is detailed in the table below. Distributable cash flow is another non-GAAP financial measure we use in our business to indicate our ability to generate cash and pay distributions to partners.  The calculation of distributable cash flow is detailed in the table below.  Neither EBITDA nor distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity under GAAP.  EBITDA and distributable cash flow, as presented herein, may not be comparable to similarly titled measures of other companies.

The Partnership has presented in the tables below a reconciliation of each of these measures to the most directly comparable GAAP measurement.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership’s filings with the SEC.

U.S. Shipping Partners L.P.
Consolidated Statements of Operations
(in thousands, except for per unit data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2006	2005	2006	2005

Voyage revenue	$37,789	$33,759	$74,838	$66,815
Vessel operating expenses	14,360	11,577	27,960	22,517
% of voyage revenue	38.0%	34.3%	37.4%	33.7%
Voyage expenses	7,856	6,536	15,191	12,614
% of voyage revenue	20.8%	19.4%	20.3%	18.9%
General and administrative expenses	3,176	2,579	6,002	4,936
% of voyage revenue	8.4%	7.6%	8.0%	7.4%
Depreciation and amortization	7,191	6,182	14,849	12,365

Total operating expenses	32,583	26,874	64,002	52,432

Operating income	5,206	6,885	10,836	14,383
% of voyage revenue	13.8%	20.4%	14.5%	21.5%
Interest expense	1,854	1,309	3,411	2,684
Other income	(167)	(225)	(291)	(426)

Income before income taxes	3,519	5,801	7,716	12,125
Provision (benefit) for income taxes	558	(95)	555	(420)

Net income	$2,961	$5,896	$7,161	$12,545

General partner’s interest in net income	$59	$118	$143	$251
Limited partners’ interest in:
Net income	$2,902	$5,778	$7,018	$12,294
Net income per unit - basic and diluted	$0.21	$0.42	$0.51	$0.89
Weighted average units outstanding - basic and diluted	13,800	13,800	13,800	13,800

Supplemental Operating Statistics

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2006	2005	2006	2005

Total fleet
Vessel days	840	728	1,650	1,448
Days worked	782	723	1,572	1,440
Drydocking days	52	—	52	—
Net utilization (1)	93.1%	99.3%	95.3%	99.4%
Average time charter equivalent rate (2)	$38,276	$37,647	$37,936	$37,650

(1)	Net utilization is equal to the total number of days worked by our vessels during a defined period, divided by total vessel days (number of vessels x calendar days) for that period.
(2)

Average time charter equivalent rate is equal to net voyage revenue earned by our vessels during a defined period, divided by the total number of actual days worked by those vessels during that period.  Net voyage revenue is calculated by subtracting voyage expenses from voyage revenue.

U.S. Shipping Partners L.P.
Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures
(in thousands)

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2006	2005	2006	2005

Net income	$2,961	$5,896	$7,161	$12,545
Adjustments to reconcile net income to EBITDA:
Depreciation and amortization	7,191	6,182	14,849	12,365
Interest expense, net	1,687	1,084	3,120	2,258
Provision (benefit) for income taxes	558	(95)	555	(420)

EBITDA	$12,397	$13,067	$25,685	$26,748

Distributable Cash Flow (1)

		For the Three Months Ended June 30, 2006	For the Six Months Ended June 30, 2006

	Net income	$2,961	$7,161
	Adjustments to reconcile net income to distributable cash flow:
Add:	Depreciation and amortization (2)	7,412	15,278
	(Payments to) receipts from Hess under support agreement	(654)	250
	Provision for income taxes	558	555
Less:	Estimated maintenance capital expenditures (3)	4,900	9,800
	Income taxes paid (4)	—	—

	Distributable cash flow	$5,377	$13,444

	Adjusted cash distribution in respect of the period (5)	$6,337	$12,674
	Distribution coverage (5)	0.85	1.06
	Cash distributions on equity shares expected to be issued to finance the construction of new vessels	$2,034	$2,034
	Total cash distributions	$8,370	$14,707

(1)

Distributable Cash Flow provides additional information for evaluating our ability to distribute the minimum quarterly distributions for four quarters on the outstanding common and subordinated units and the 2% general partner interest.

(2)	Includes amortization of deferred financing fees, which is included in interest expense in the Consolidated Statements of Operations.
(3)

Our partnership agreement requires us to subtract an estimate of the average annual maintenance capital expenditures necessary to maintain the operating capacity of our capital assets over the long term as opposed to the actual amounts spent.

(4)	Due to the scheduled drydockings of the Chemical Pioneer in the fourth quarter, the Partnership does not expect to have taxable income in 2006.
(5)	Excludes cash distributions of approximately $2 million expected to be paid on equity shares expected to be issued prior to the record date to finance the construction of new vessels.